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                                                                   Exhibit 10.17

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.

                                   [N2K LOGO]




October 28, 1996

Cynthia Sexton
Virgin Records America. Inc.
338 North Foothill Road
Beverly Hills, CA 90210

         Re:      Virgin Records America, Inc. -w- N2K Inc./Letter of Agreement

Dear Cynthia:

This letter when signed by both of us below shall confirm the agreement between Virgin Records America, Inc., 338 North Foothill Road, Beverly Hills, CA 90210 ("Virgin") and N2K Inc., 55 Broad Street, New York, NY 10004 ("N2K") regarding linking the Virgin Records site ("Virgin Site") with N2K's online music retail store, Music Boulevard ("Music Boulevard").

1.       Description of Project:

         a. N2K and Virgin are entering into an agreement to link together portions of web sites separately owned and operated by N2K and Virgin. These sites are Music Boulevard, the site currently located on the world wide web at http://www.musicblvd.com, and the Virgin Site, currently located on the world wide web at http//www.virginrecords.com.

         b. For any Virgin artist page on the Virgin Site where album artwork is displayed, the 'Order Info' button (or such other button as determined by Virgin) would be placed near each album cover and would seamlessly connect the user to a transition page ("Transition Page") containing the album information corresponding to that particular artist album.

         c. The Transition Page will reside on the N2K server and contain the following items: album cover artwork, album pricing, the ordering link to Music Boulevard, an option to return to the Virgin Site, and a statement that orders from non-U.S. residents cannot be fulfilled for customers linking from the Virgin Site. The Transition Page will be created by N2K for mutual approval by Virgin, not to be unreasonably withheld.


                             N E E D  T O  K N O W


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2.       Business Model:

         a. Product Sales: N2K will pay to Virgin a royalty of [****] of the Music Boulevard item selling price (excluding shipping, handling or other charges incurred by the customer) on sales of all products sold by N2K to customers who have linked from the Virgin Site prior to making a purchase. The royalty on Sale items, which are items listed below the Music Boulevard selling price, is [****] of the item sales price (excluding shipping, handling or other charges incurred by the customer). No more than [****] of the catalog of items on Music Boulevard can be considered a sale item at any given time. N2K and Virgin shall mutually agree prior to the listing of any Virgin albums as 'sale items' on the Virgin Site, since pricing will be dynamically driven from the Music Boulevard database to the Transition Page. Pricing will reside on the Transition Page and not on the Virgin Site to avoid any inaccuracies. Therefore, any revision to the pricing would need to be implemented by N2K in the Music Boulevard database.

         b. Term: the term of this agreement shall commence upon the execution of this Agreement by both parties and continue for a period extending one (1) year from the date written above. This Agreement shall automatically renew for an indefinite period. Either party may terminate the term thereafter by giving the other party written notice that the term will expire thirty (30) days after date of such notice.

         c. Exclusivity: Music Boulevard shall be the exclusive online product fulfillment source for the Virgin Site. The exclusive nature of this agreement prohibits any and all other online retail stores from being promoted on the Virgin Site. However, this exclusivity provision does not prevent other web sites or online service sites from stocking and/or selling Virgin product nor does it prevent Virgin's site on America Online from linking with another online product fulfillment source. In addition, Virgin retains the right to sell Virgin product via "800" numbers and/or direct mail orders which are promoted from the Virgin Site.

3.       Responsibilities of Virgin:

         a. Virgin shall place all 'Order Info' buttons within its site where the artist album artwork is positioned, which will link to the Transition Page during the term of the agreement. The 'Order Info' button will be designed and created by Virgin, for mutual approval by N2K not to be unreasonably withheld.

         b. Virgin will code in the Album Identification numbers from the Music Boulevard site which will correspond to the buttons or links located on the Virgin Site that will connect the user to the Transition Page. Virgin will handle the ongoing maintenance of these buttons or links on the Virgin Site.


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                  N2K will maintain an online help area on Music Boulevard with full instructions for this procedure.

4.       Responsibilities of N2K:

         a. N2K shall receive and process all orders on Music Boulevard. N2K will sort orders for non-U.S. residents to assure that customers that link from the Virgin Site are unable to have product shipped outside the U.S. This process will be handled manually by Music Boulevard until such time that Music Boulevard can implement the technology online.

         b. All order processing, credit card verification, EDI and fulfillment services will take place on the Music Boulevard site.

         c. N2K will provide accounting to Virgin on a monthly basis. Accounting statements will include artist, album, number of units sold, and total income earned. In addition, N2K shall provide Virgin along with the monthly accounting a list of purchasers including name, address and the specific product ordered for those purchasers who have linked from the Virgin Site to Music Boulevard.

         d. N2K shall inform Virgin of any changes in the relationship with its one-stop distributor, for approval of the one-stop distributor by Virgin. For the purposes of this agreement, N2K has informed Virgin that its current one-stop distributor is Valley and Virgin has confirmed acceptance of Valley as the one-stop distributor.

         e. N2K shall maintain books and records concerning the sale of Virgin products. Virgin may, at its own expense, examine and make extracts of those books and records solely for the purpose of verifying the accuracy of the monthly accountings rendered by N2K hereunder, one (1) time per year during the term of the agreement during N2K's normal business hours and upon five (5) business days written notice.

5.       Responsibilities of Virgin and N2K:

         a. Virgin and N2K shall both provide language on its own site to explain to customers linking from the Virgin Site that orders from non-U.S. residents cannot be fulfilled. N2K shall place this information on the Transition Page for Virgin Site customers. Virgin shall place this information near the 'Order Info' button or near any ordering areas on the Virgin Site.

         b. Both parties agree to exchange server traffic information and all other


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                  information of the users of this select area of both our sites which can be determined by server log reports.

         c. Both companies will exchange demographic information if both companies can provide such information on a mutual basis.

         d. All notices hereunder shall be in writing and shall either be served by certified or registered mail (return receipt requested), facsimile or telegraph, all charges prepaid. Except as otherwise provided herein, such notices shall be deemed given when telecopied, mailed or delivered to a telegraph office, all charges prepaid, except that notices of change of address shall be effective only after the actual receipt thereof. Notices to be given to Virgin hereunder and all accountings and payments to be sent to Virgin hereunder shall be addressed to Virgin at the address set forth on page 1 hereof or at such other address as Virgin shall designate in writing from time to time. Notices to be given to N2K hereunder shall be addressed to N2K at the address set forth on page 1 hereof or at such other address as N2K shall designate from time to time.

If the foregoing conforms with your understanding of the terms, please acknowledge your acceptance of such terms by signing below.

                                        Very truly yours,

                                        N2K INC.

                                        By: /s/ J. J. Rosen
                                           --------------------------------
                                            J. J. Rosen
                                            Sr. VP & General Manager
                                            N2K Entertainment

ACCEPTED AND AGREED TO:

VIRGIN RECORDS AMERICA, INC.


By:  /s/ Cynthia Sexton
    --------------------------------
     Cynthia Sexton


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